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                                                                      EXHIBIT 99


FINDWHAT.COM RAISES $2.6 MILLION IN PRIVATE FINANCING

NEW YORK, Sep 25, 2000 -- FindWhat.com (NASDAQ: FWHT), a developer and marketer of performance-based advertising services for the Internet, featuring the FindWhat.com pay-for-position search engine, today announced the completion of private placements raising $2.6 million.

Under the terms of the private placements, FindWhat.com issued 1.3 million shares of common stock to existing and new investors who participated in this financing, increasing the total number of shares outstanding to 15.0 million. As part of their investment, these investors also received warrants to purchase an additional 1.3 million shares of common stock with a weighted average exercise price of $2.78 per share.

The Company plans to use the proceeds to further execute on its existing business plan and fund its day-to-day operations. "We are very pleased to conclude this financing as we continue to execute on the Company's strategy," said Craig Pisaris-Henderson, President and Chief Technology Officer of FindWhat.com. "We appreciate the faith these investors have shown in us and in our ability to capitalize on opportunities within the performance-based advertising market segment. We believe that with this funding in place FindWhat.com will be able to continue the momentum we have generated thus far this year."

The private financings were offered solely to accredited investors in private placements. The securities issued in these private placements were issued in transactions exempt from registration under the federal securities laws and may not be offered or sold absent registration or an applicable exemption from registration. This press release is not intended and shall not be construed as an offer to sell or a solicitation of an offer to buy any securities of the company. The offerings described in this press release have been completed.


_    About FindWhat.com

Through its performance-based, pay-for-position search engine (www.FindWhat.com), FindWhat.com operates an online marketplace where Web publishers use an automated bidding process to determine the per-click fee they will pay for premier placement on the search results returned by the FindWhat.com search engine. The Web sites offering the highest bid for particular keywords and key phrases appear first on the list of search results. This cost-effective, performance-based model allows Web publishers to pay only for those customers who click through to their sites. More information on FindWhat.com is available on the company's Web site at http://www.FindWhat.com.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan," "intend," "believe" or "expect'" or

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variations of such words and similar expressions are intended to identify such forward-looking statements. Key risks are described in FindWhat.com's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the Internet industry generally and, accordingly, FindWhat.com's actual performance and results may vary from those stated herein, and FindWhat.com undertakes no obligation to update the information contained herein.